Exhibit (a)(5)(AAA)

SCHEDULE
to the
1992 Master Agreement

dated as of 27 March 2007

between

E.ON AG	and	CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID
(“Party A”)		(“Party B”)
established as a Aktiengesellschaft under the laws of Germany		established as a CAJA DE AHORROS under the laws of Spain

Part 1. Termination Provisions.

(a)	“Specified Entity” means in relation to Party A for the purpose of:―
	Section 5(a)(v),	None
	Section 5(a)(vi),	None
	Section 5(a)(vii),	None
	Section 5(b)(iv),	None
and in relation to Party B for the purpose of:―

Section 5(a)(v),	None
Section 5(a)(vi),	None
Section 5(a)(vii),	None
Section 5(b)(iv),	None

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(b)	“Specified Transaction” will have the meaning specified in Section 14 of this Agreement.

(c)
The “Cross-Default” provisions of Section 5(a)(vi) will apply to Party A and to Party B but shall exclude any payment default that results solely from wire transfer difficulties or an error or omission of an administrative or operational nature, provided that (i) sufficient funds were available for such party to fulfill its obligations hereunder on the relevant date and (ii) such default does not subsist for more than three Local Business Days.

If such provisions apply:-

“Specified Indebtedness” will have the meaning specified in Section 14 of this Agreement except that indebtedness or obligations in respect of deposits received in the ordinary course of the banking business of such party shall not constitute Specified Indebtedness.

“Threshold Amount” means in relation to a party, an amount equal to 3% of such party’s shareholders’ equity (determined in accordance with generally accepted accounting principles in such party’s jurisdiction of incorporation or organization) as at the end of such party's most recently completed fiscal year.

(d)	The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will apply to Party A and to Party B.

(e)	The “Automatic Early Termination” provision of Section 6(a) will apply to Party A and will not apply to Party B.

(f)	Payments on Early Termination. For the purpose of Section 6(e) of this Agreement:-

(i)	Market Quotation will apply.

(ii)	The Second Method will apply.

(g)	“Termination Currency” means Euro.

(h)	Additional Termination Event will not apply.

Part 2. Tax Representations.

(a)	Payer Tax Representations. For the purpose of Section 3(e), Party A will make the following representation and Party B will make the following representation:-

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on:

(i)	the accuracy of any representation made by the other party pursuant to Section 3(f) of this Agreement;

(ii)
the satisfaction of the agreement of the other party contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement; and

(iii)	the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii)

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and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)	Payee Representations. For the purpose of Section 3(f) of this Agreement, Party A and Party B make the representations specified below, if any:

(i)	The following representation will apply to Party A and will apply to Party B:-

It is fully eligible for the benefits of the “Business Profits” or “Industrial and Commercial Profits” provision, as the case may be, the “interest” provision or the “Other Income” provision, if any, of the Specified Treaty with respect to any payment described in such provisions and received or to be received by it in connection with this Agreement and no such payment is attributable to a trade or business carried on by it through a permanent establishment in the Specified Jurisdiction.

If such representation applies, then:-

“Specified Treaty” means with respect to Party A: the Double Tax Agreement between Germany and Spain
“Specified Jurisdiction” means with respect to Party A: Spain
“Specified Treaty” means with respect to Party B: the Double Tax Agreement between Germany and Spain
“Specified Jurisdiction” means with respect to Party B: Germany

(ii)	The following representation will apply to Party A and will apply to Party B:-

Each payment received or to be received by it in connection with this Agreement will be effectively connected with its conduct of a trade or business in the Specified Jurisdiction.

If such representation applies, then:-

“Specified Jurisdiction” means with respect to Party A: Germany
“Specified Jurisdiction” means with respect to Party B: Spain

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Part 3. Agreement to Deliver Documents.

For the purpose of Sections 4(a)(i) and 4(a)(ii) of this Agreement, each party agrees to deliver the following documents, as applicable:―

(a)	Tax forms, documents or certificates to be delivered are:―

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered

Party A and Party B
Any form or document accurately completed and in a manner reasonably satisfactory to the other party that may be required or reasonably requested in order to allow the other party to make a payment under a Transaction without any deduction or withholding for or on account of any Tax or with deduction or withholding at a reduced rate.
Upon execution of this Agreement, and thereafter promptly upon reasonable demand by the other Party.

(b)	Other documents to be delivered are:―

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered	Covered by Section 3(d) Representation

Party A and Party B
A certificate or other proof, reasonably satisfactory to the other party evidencing the name(s), position(s), authority and specimen signature(s) of the person or persons that execute and deliver this Agreement and each Confirmation.
		Upon execution of this Agreement and, if requested, each Confirmation.	Yes

Party A and Party B
Copy of the annual report of such party, containing annual audited consolidated financial statements, for its most recently ended fiscal year; in each case prepared in accordance with generally accepted accounting principles in the country in which such party is organized and certified by independent certified public accountants or chartered accountants.

Where such financial statement is not reasonably publicly available on such party’s internet home page, promptly upon reasonable request and in any event no later than 120 days after the end of each fiscal year of such party.

Yes
Party A and Party B	A letter or other certified document from the relevant Party’s Process Agent stating its agreement to act as Process Agent.	Upon execution of this Agreement	Yes
Party B	A ‘Certificado de Legitimación’ from IBERCLEAR in relation to the Number of Shares as defined in the Share Swap Transaction (as defined below), in the form agreed between Party A and Party B.	Within 3 days of execution of this Agreement, and every six months thereafter.	Yes

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Party A	A legal opinion of Hengeler Mueller in form and substance satisfactory to Party B covering the capacity and authority of Party A to enter into the Share Swap Transaction.	Upon execution of this Agreement	No
Party B	A legal opinion of Lupicinio Eversheds in form and substance satisfactory to Party A covering the capacity and authority of Party B to enter into the Share Swap Transaction.	Upon execution of this Agreement	No

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Part 4. Miscellaneous.

(a)	Addresses for Notices. For the purpose of Section 12(a) of this Agreement:―

Address for notices or communications to Party A:―

Address: E.ON-Platz 1, D-40479 Düsseldorf, Germany
Attention: Treasury
Facsimile No.: +49 (0)211 4579 669
Telephone No.: +49 (0)211 4579 659
E-mail:

Address for notices or communications to Party B:―

Address: Paseo de la Castellana 189, 28046 Madrid
Attention: Gestión Operativa, Martin Alonso Sanchez / Ana del Pozo
Facsimile No.:+34 91 423 9727
Telephone No.: +34 91 423 9627
E-mail: malons02@cajamadrid.es

(b)	Process Agent. For the purpose of Section 13(c) of this Agreement:―

Party A appoints as its Process Agent: E.ON UK Plc

Party B appoints as its Process Agent: Confederación Española de Cajas de Ahorros

(c)	Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)	Multibranch Party. For the purpose of Section 10(c) of this Agreement:―

Party A is not a Multibranch Party
Party B is not a Multibranch Party

(e)	Calculation Agent. Unless otherwise specified in a confirmation in relation to the relevant transaction Party B shall be the Calculation Agent with all calculations and determinations being subject to the review of Party A. Party A and Party B agree to use their best endeavors to resolve expeditiously all and any disagreements concerning such calculations and determinations. If Party A and Party B cannot agree on such calculation or determination they agree to appoint expeditiously and jointly an independent dealer in the instrument or other obligations the subject of the particular transaction, to make such calculation or determination, with the calculation or determination made by such independent dealer to be binding and conclusive in the absence of manifest error.

(f)	Credit Support Document. Details of any Credit Support Document:― none

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(g)	Credit Support Provider. Credit Support Provider means in relation to Party A, none

Credit Support Provider means in relation to Party B, none

(h)	Governing Law. This Agreement will be governed by and construed in accordance with English law.

(i)	Netting of Payments. Subparagraph (ii) of Section 2 (c) of this Agreement will apply to all Transactions.

(j)	“Affiliate” will have the meaning specified in Section 14 of this Agreement.

Part 5. Other Provisions.

(a)	Right of Set off. Section 6 of the Agreement is amended by the inclusion of the following new subsection 6(f):

“Right of Set off. In addition to any rights of set-off a party may have as a matter of law or otherwise, upon the occurrence of an Event of Default with respect to a party or an Illegality, Credit Event Upon Merger or Additional Termination Event where such party is the only Affected Party (in each case, “Party X”), the other party (“Party Y”) will have the right (but not the obligation) without prior notice to Party X or any other person to set-off any obligation of Party X owing to Party Y or any of Party Y’s Affiliates, branches or offices under this Agreement (whether or not matured, whether or not contingent, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Party Y or any of Party Y’s Affiliates, branches or offices owing to Party X under this Agreement (whether or not matured, whether or not contingent, and regardless of the currency, place of payment or booking office of the obligation).

In order to enable Party Y to exercise its rights of set off, (i) Party Y may in good faith convert any obligation to another currency at a market rate determined by Party Y and set-off in respect of that converted amount and/or (ii) if an obligation is unascertained, Party Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this paragraph will be deemed to constitute or create a charge or other security interest.

This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”

(b)
Consent to Recording. Each party (i) consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between officers or employees of the parties in connection with this Agreement or any Transaction (or potential Transaction), (ii) waives any further notice of such monitoring or recording, and (iii) agrees to notify (and, if required by law, obtain the consent of) its officers and employees with respect to such monitoring or recording. Any such recording may be submitted in evidence to any court or in any Proceeding for the purpose of establishing any matters pertinent to this Agreement or any Transaction (or Potential Transaction).

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(c)	Modified Representation. For purposes of Section 3(d) of this Agreement, the following shall be added immediately prior to the period at the end thereof:

“; provided, however, that in the case of financial statements delivered by either party, the only representation being made by either party is that such financial statements give a fair view of the state of affairs of the relevant entity to which they relate as at the date of such financial statements.”

(d)
Relationship Between the Parties. Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

(i)
Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or as a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(ii)
Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the financial and other risks of that Transaction.

(iii)	Status of Parties. The other party is not acting as a fiduciary or an advisor for it in respect of that Transaction.

(iv)	No Agency. It is entering into this Agreement and each Transaction as principal and not as agent of any person.

(e)
Consent to Disclosure. Each party hereby agrees that any information in respect of, or relating to, this Agreement and any Transaction, to the extent that such information is not known to the public or disclosed to the public in the future by third parties (the “Information”) is confidential and shall be treated as such, and that each party consents to the communication and disclosure by the other party of the Information to the other party’s branches, subsidiaries, Affiliates and advisors and their respective employees, on a need-to-know basis for the purposes of performing this Agreement and the Transactions and to the extent required by law, any government or regulatory authority.

(f)	No Third Party Rights. No person shall have any right to enforce any provision of this Agreement under the Contracts (Rights of Third Parties) Act 1999.

(g)
Severability. Should any term provision, covenant or condition of this Agreement or the application thereof to any party or circumstance be held invalid or unenforceable (in whole or in part) for any reason, the remaining terms, provisions, covenants and conditions hereof, shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties to this Agreement. The parties expressly confirm that this Severability clause shall not affect the “Single Agreement” principal of section 1(c) of this Agreement.

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(h)
Each party agrees that the transaction evidenced by the Confirmation of share swap transaction dated 27 March 2007 shall be the only Transaction to be entered into under this Agreement (the “Share Swap Transaction”).

E.ON AG	CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID

By:		By:
	Name:		Name:
	Title:		Title:
	Date:		Date:
By:		By:
	Name:		Name:
	Title:		Title:
	Date:		Date: